                                                                               .
                                                                               .
                                                                               .
                              SPECIFICATIONS PAGE

TYPE OF CERTIFICATE:  [Individual Retirement Annuity]  CERTIFICATE DATE:   [1/1/2010]

PAYMENT:                                [$100,000.00]  CERTIFICATE        [000000005]
                                                       NUMBER:

OWNER:                                [JOHN X. SMITH]  GOVERNING LAW:             NY

ANNUITANT:                            [JOHN X. SMITH]  ANNUITANT'S AGE           [55]

PLAN                                           [Guaranteed Income for Life Select Rollover Variable Annuity]

                                FEES AND CHARGES

CERTIFICATE ASSET FEE                          [0.60%]

LIFETIME INCOME BENEFIT FEE                    [0.50%]

MAXIMUM LIFETIME INCOME BENEFIT FEE            [0.65%]



                            LIFETIME INCOME BENEFIT

MINIMUM HOLDING PERIOD EXPIRATION        [1/1/2015]

LIFETIME INCOME AGE AND PERCENTAGE:      Age at Certificate Anniversary         Lifetime Income Percentage
                                         prior to first withdrawal on or        equals:
                                         after the Lifetime Income Date

                                         [58 1/2  - 63]                         [4.0%]

                                         [64 and over]                          [5.0%]

BENEFIT BASE PERCENTAGE                  [100%]

TRANSFERRED BENEFIT BASE                 [$125,000]

MAXIMUM BENEFIT BASE                     [$5,000,000]

BENEFIT ENHANCEMENT PERCENTAGE           [3.0%]

SP.VEN201.10-CERT-IRA-NY


                                      S.1

                        LIMITS - PAYMENTS & TRANSFERS

IRA PAYMENT LIMITS         Payments may not include any amounts other than a
                           rollover contribution (as permitted by IRC Sections
                           402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
                           408(d)(3) and 457(e)(16)), a nontaxable transfer from an individual retirement plan under IRC Section
                           7701(a)(37), a contribution made in accordance with the terms of a Simplified Employee Pension as described in IRC Section 408(k), and a contribution in cash not to exceed the amount permitted under IRC
                           Sections 219(b) and 408(b), (or such other amount provided by applicable federal tax law). In particular, unless otherwise provided by applicable federal tax law:

                               A. The total cash contributions shall not exceed $4,000 for any taxable year beginning in 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC
                                      Section 219(b)(5)(C). Such adjustments
                                      will be in multiples of $500.

                               B. In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

                               C. In addition to the amounts described in paragraphs A and B above, an individual may make a repayment of a qualified reservist distribution described in IRC section 72(t)(2)(G) during the 2-year
                                      period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

                               D. In addition to the amounts described in paragraphs A and C above, an individual who was a participant in a IRC section 401(k) plan of a certain employer in bankruptcy described in IRC section 219(b)(5)(C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An individual who makes contributions under this paragraph D may not also make contributions under paragraph B.

                               E. No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to IRC Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an individual retirement account under IRC Section 408(a) or an individual retirement annuity under IRC
                                      Section 408(b) used in conjunction with
                                      a SIMPLE IRA plan, prior to the
                                      expiration of the two-year period
                                      beginning on the date the Owner first
                                      participated in that employer's SIMPLE
                                      IRA plan.


                                      S.2

TRANSFER CHARGES AND       We limit the number of transfers you may make among
LIMITATIONS - BEFORE       each Variable Investment Option to two per calendar
MATURITY DATE              month. We do not impose a charge for the first 12
                           transfers in a Contract Year. For each additional transfer during a Contract Year, we may assess a charge not to exceed the lesser of $25 or 2% of the amount of each transfer.

                           You may transfer to a Money Market Investment Option even if you have reached the two-transfer-per-month limit if you transfer 100% of the value of all Variable Investment Options to the Money Market Investment Option. If such a transfer is made, you may not make any subsequent transfers from the Money Market Investment Option for 30 days after the transfer.

                           You must transfer at least $300 or, if less, the entire amount in the Investment Option each time you make a transfer. If, after the transfer, the amount remaining in the Investment Option from which the transfer is made is less than $100, then we will transfer the entire amount instead of the requested amount.

TRANSFER LIMITATIONS -     Once Annuity Payments have begun, you may not make
ON OR AFTER MATURITY DATE  transfers from a Fixed Annuity option to a Variable
                           Annuity option or from a Variable Annuity option to a Fixed Annuity option.

                           Once Variable Annuity payments begin, you may transfer all or part of the investment on which the payments are based from one Investment Option to another. We may limit the maximum number of transfers you may make per Contract Year to 4. In addition, the transfer privilege may be deferred at any time we are unable to purchase or redeem shares of a Portfolio.



                                      S.3

                       INITIAL ALLOCATION OF NET PAYMENT
                     (SEE BELOW FOR ALL AVAILABLE OPTIONS)

VARIABLE INVESTMENT OPTIONS:
[LIFESTYLE BALANCED]                [100.00%]
TOTAL                                100.00%





                          AVAILABLE INVESTMENT OPTIONS



VARIABLE ACCOUNT: [JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE ACCOUNT A]

VARIABLE INVESTMENT OPTIONS:

     [LIFESTYLE PORTFOLIOS:
          Growth
          Balanced
          Moderate
          Conservative

     CORE PORTFOLIOS:
          Diversified Growth & Income
          Global Diversification
          Fundamental Holdings

     Ultra Short Term Bond]

                                      S.4

                                ANNUITY BENEFITS

MATURITY DATE:                      [1/1/2050]

ANNUITY COMMENCEMENT DATE:          [1/1/2045]

ANNUITY OPTION:                     [Life 5-Year Certain]

                                    [The guarantee period for the Annuity Option may be reduced to comply with the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations, except as otherwise provided by applicable federal tax law.]

ANNUITY PAYMENTS - GENERAL          The rates for Annuity Payments are
                                    determined based on:
INFORMATION                            -    Mortality Table: Annuity 2000 Table
                                            projected from 2000 to date of
                                            annuitization at Scale G

                                       -    Fixed Annuity Payment Interest Rate:
                                            3% interest per year

                                       -    Variable Annuity Payment Assumed
                                            Interest Rate: 3.00%

                                    The amount of each Annuity Payment will
                                    depend upon the sex and age of the
                                    Annuitant, the co-Annuitant, if any, or
                                    other payee.



                            BENEFICIARY INFORMATION

[Mary Smith]

                                   DISCLOSURE

PURSUANT TO SECTION 3 OF THE FEDERAL DEFENSE OF MARRIAGE ACT ("DOMA"), SAME-SEX MARRIAGES CURRENTLY ARE NOT RECOGNIZED FOR PURPOSES OF FEDERAL LAW. THEREFORE, THE FAVORABLE INCOME-DEFERRAL OPTIONS AFFORDED BY FEDERAL TAX LAW TO AN OPPOSITE-SEX SPOUSE UNDER INTERNAL REVENUE CODE SECTIONS 72(s) AND 401(a)(9) ARE CURRENTLY NOT AVAILABLE TO A SAME-SEX SPOUSE. SAME-SEX SPOUSES WHO OWN OR ARE CONSIDERING THE PURCHASE OF ANNUITY PRODUCTS THAT PROVIDE BENEFITS BASED UPON STATUS AS A SPOUSE SHOULD CONSULT A TAX ADVISOR. TO THE EXTENT THAT AN ANNUITY CONTRACT OR CERTIFICATE ACCORDS TO SPOUSES OTHER RIGHTS OR BENEFITS THAT ARE NOT AFFECTED BY DOMA, SAME-SEX SPOUSES REMAIN ENTITLED TO SUCH RIGHTS OR BENEFITS TO THE SAME EXTENT AS ANY ANNUITY HOLDER'S SPOUSE.

THIS PLAN IS INTENDED TO QUALIFY UNDER THE INTERNAL REVENUE CODE FOR TAX-FAVORED STATUS. LANGUAGE CONTAINED IN THIS CERTIFICATE REFERRING TO FEDERAL TAX STATUS OR RULES IS INFORMATIONAL AND INSTRUCTIONAL AND THIS LANGUAGE IS NOT SUBJECT TO APPROVAL OR DISAPPROVAL BY THE STATE IN WHICH THE CERTIFICATE IS ISSUED FOR DELIVERY. PLEASE SEEK THE ADVICE OF YOUR OWN TAX ADVISOR REGARDING YOUR INDIVIDUAL TAX TREATMENT.

                                      S.5